Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT
Global Telecom & Technology Americas, Inc., a Virginia corporation
GTT — EMEA Ltd., a United Kingdom corporation
GTT Global Telecom Government Services, LLC, a Virginia limited liability company
Global Telecom & Technology SARL (formerly called European Telecommunications & Technology
SARL), a French corporation
European Telecommunications & Technology Inc., a Delaware corporation
Global Telecom & Technology Deutschland GmbH (formerly called ETT European Telecommunications
& Technology Deutschland GmbH), a German corporation
ETT (European Telecommunications & Technology) Private Limited, an Indian corporation
European Telecommunications & Technology (S) Pte Limited, a Singapore corporation
ETT Network Services Limited, a United Kingdom corporation
WBS Connect LLC, a Colorado limited liability company
TEK Channel Consulting, LLC, a Colorado limited liability company
WBS Connect Europe, Ltd., a company formed under the laws of Ireland